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PROVIDENT AMERICAN CORPORATION                                       EXHIBIT 11
COMPUTATION OF EARNINGS (LOSS) PER SHARE


(In thousands except per share data)                 Three Months Ended March 31
                                                         2000           1999
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Primary Earnings (Loss) Per Share

NET INCOME (LOSS) APPLICABLE TO COMMON STOCK:          ($27,697)      ($3,031)
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WEIGHTED AVERAGE SHARES:
   Common stock                                          13,051        11,614
   Common stock equivalents applicable to stock
      options and warrants
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      Total                                              13,051        11,614
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PRIMARY EARNINGS (LOSS) PER SHARE:                        (2.12)     $  (0.26)
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Fully Diluted Earnings (Loss) Per Share

NET INCOME (LOSS) APPLICABLE TO COMMON STOCK:           (27,697)     $ (3,031)
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WEIGHTED AVERAGE SHARES:
   Common stock                                          13,051        11,614
   Common stock equivalents applicable to stock
       options and warrants                                   *
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      Total                                              13,051        11,614
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FULLY DILUTED EARNINGS (LOSS) PER SHARE:                  (2.12)     $  (0.26)
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 * Anti-dilutive; therefore effects have been excluded.